Exhibit 10.6
RESTRICTED STOCK UNIT AGREEMENT
UNDER THE
PINNACLE WEST CAPITAL CORPORATION
2007 LONG-TERM INCENTIVE PLAN
(SUPPLEMENTAL 2010 AWARD)
THIS AWARD AGREEMENT is made and entered into as of February 15, 2011 (the “Date of Grant”), by and between Pinnacle West Capital Corporation (the “Company”), and                                          (“Employee”).
BACKGROUND
A.
The Board of Directors of the Company (the “Board of Directors”) has adopted, and the Company’s shareholders have approved, the Pinnacle West Capital Corporation 2007 Long-Term Incentive Plan (the “Plan”), pursuant to which Restricted Stock Units and Dividend Equivalents may be granted to employees of the Company and its Subsidiaries and certain other individuals.

B.	The Company desires to grant to Employee Restricted Stock Units and Dividend Equivalents under the terms of the Plan.

C.	Pursuant to the Plan, the Company and Employee agree as follows:
AGREEMENT
1.
Grant of Award. Pursuant to action of the Committee which was taken on the Date of Grant, the Company grants to Employee  _____  (x,xxx) Restricted Stock Units and Dividend Equivalents based on the dividends declared on the shares of Stock to which such Restricted Stock Units relate.

2.
Award Subject to Plan. This Restricted Stock Unit Award and the related Dividend Equivalent Award are granted under and are expressly subject to all of the terms and provisions of the Plan, which terms are incorporated herein by reference, and this Award Agreement.

3.
Vesting of Restricted Stock Units. The Restricted Stock Units granted pursuant to Section 1 and Section 4(b) will vest and no longer be subject to the restrictions of and forfeiture under this Award Agreement on three (3) “Vesting Dates” as follows:

(a)	x,xxx (fifty percent) of the Restricted Stock Units will vest on February 15, 2013;
(b)	x,xxx (twenty-five percent) of the Restricted Stock Units will vest on February 15, 2014; and
(c)	x,xxx (the remaining twenty-five percent) of the Restricted Stock Units will vest on February 15, 2015.

4.	Payment.
(a)
Time and Form of Payment. Subject to the provisions of this Award Agreement and the Plan, Employee (or in the case of Employee’s death, Employee’s beneficiary) shall receive in exchange for each vested Restricted Stock Unit one unrestricted fully transferrable share of Stock. The Stock will be delivered to Employee within ninety (90) days following the earliest to occur of Employee’s Retirement, death, Disability or other Separation from Service. If the distribution is due to Employee’s Separation from Service or Retirement, and if Employee is considered to be a “Specified Employee” on the date of Employee’s Separation from Service or Retirement, the payment to Employee may not commence prior to the first business day following the date which is six (6) months after the date of Employee’s Separation from Service. The six (6) month delay does not apply if the Stock is being delivered to Employee (or Employee’s beneficiary) due to Employee’s death or Disability. If the ninety (90) day period described above spans two (2) calendar years, payment will be made to Employee in the second (2nd) calendar year.

For purposes of this Award Agreement, the term “Retirement” means a termination of employment which constitutes an “Early Retirement” or a “Normal Retirement” under the Pinnacle West Capital Corporation Retirement Plan (as in effect on the date of Retirement) (the “Retirement Plan”). The terms “Separation from Service” and “Specified Employee” shall be given the meanings ascribed to them in the Deferred Compensation Plan of 2005 for Employees of Pinnacle West Capital Corporation and Affiliates (as in effect on the date of this Award Agreement). The term “Disability” means Employee is, by reason of any medically determinable physical or mental impairment that can be expected to (i) result in death or (ii) last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.
For avoidance of doubt, no acceleration of vesting of the Restricted Stock Units will occur on a Change of Control of the Company.
The value of the shares of Stock distributed upon payment for the Restricted Stock Units will be disregarded for purposes of calculating the amount of Employee’s benefit under any Company retirement plans.
(b)
Dividend Equivalents. On each day on which a dividend is paid on shares of Stock from the Date of Grant until Employee’s Separation from Service or Retirement, Employee will be credited with additional Restricted Stock Units in satisfaction of the Dividend Equivalent Award made pursuant to Section 1. The number of additional Restricted Stock Units credited to Employee shall be determined by dividing (i) the aggregate dollar amount of the dividends paid on the number of shares of Stock equal to the Restricted Stock Units previously credited to Employee pursuant to Section 1 or this Section 4(b) by (ii) the Fair Market Value of one share of Stock on the day on which the dividend is paid. No fractional Restricted Stock Units shall be issued. If, but for the preceding sentence, a crediting would have resulted in the issuance of a fractional Restricted Stock Unit of one-half or greater, such fraction will be increased to provide for the issuance of an additional Restricted Stock Unit. The additional Restricted Stock Units issued pursuant to this Section 4(b) will vest pursuant to the same vesting schedule as the underlying Restricted Stock Units that were the basis for the Dividend Equivalents giving rise to such additional Restricted Stock Units. Vested Restricted Stock Units credited in satisfaction of the Dividend Equivalent Award will be delivered to Employee at the same time and in the same manner as all other Restricted Stock Units credited to Employee.

5.
Termination of Award. In the event of Employee’s death, Disability, or other Separation from Service, whether due to Retirement, voluntary or involuntary termination or otherwise, Employee’s right to vest in any additional Restricted Stock Units or Dividend Equivalents under the Plan or this Award Agreement, if any, will terminate. Any unvested Restricted Stock Units and Dividend Equivalents will be forfeited effective as of the date of Employee’s death, Disability or Separation from Service, as the case may be.

6.
Confidentiality. During and after the termination of Employee’s employment, for any reason, Employee agrees that Employee will not, directly or indirectly, in one or a series of transactions, disclose to any person, or use or otherwise exploit for Employee’s own benefit or for the benefit of anyone other than the Company or any of its Subsidiaries any Confidential Information (as hereinafter defined), whether prepared by Employee or not; provided, however, that during the term of Employee’s employment, any Confidential Information may be disclosed (i) to officers, representatives, employees and agents of the Company and its Subsidiaries who need to know such Confidential Information in order to perform the services or conduct the operations required or expected of them in the business, and (ii) in good faith by Employee in connection with the performance of Employee’s job duties to persons who are authorized to receive such information by the Company or its Subsidiaries. Employee shall have no obligation to keep confidential any Confidential Information, if and to the extent disclosure of any such information is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Employee shall provide the Company with prompt notice of such requirement, prior to making any disclosure, so that it may seek an appropriate protective order.

Employee agrees that all Confidential Information of the Company and its Subsidiaries (whether now or hereafter existing) conceived, discovered or made by him during employment exclusively belongs to the Company or its Subsidiaries (and not to Employee). Employee will promptly disclose such Confidential Information to the Company and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership. For purposes of this Section 6, the term “Confidential Information” shall mean and include any information disclosed to Employee any time during Employee’s employment with the Company or its Subsidiaries or thereafter which is not generally known to the public, including, but not limited to, information concerning the Company’s or its Subsidiaries’ assets and valuations, business plans, methods of operation, management, information systems, procedures, processes, practices, policies, plans, programs, personnel and/or reports or other information prepared by appraisers, consultants, advisors, bankers or attorneys.
7.	Restrictive Covenants.
(a)
Non-Competition. Employee agrees that for a period of twelve (12) months following any termination of employment voluntarily by Employee (other than due to Disability), Employee shall not, without the prior written consent of the Company’s General Counsel, participate, whether as a consultant, employee, contractor, partner, owner, co-owner, or otherwise, with any business, corporation, group, entity or individual that is engaged in the business activity of generating, transmitting or distributing electricity in Arizona.

(b)
Employee Non-Solicitation. Employee agrees that for a period of twelve (12) months following Employee’s termination of employment for any reason, Employee will not encourage, induce, or otherwise solicit, or actively assist any other person or organization to encourage, induce or otherwise solicit, directly or indirectly, any employee of the Company or any of its Subsidiaries to terminate his or her employment with the Company or its Subsidiaries, or otherwise interfere with the advantageous business relationship of Pinnacle West and its Subsidiaries with their employees.

(c)
Remedies. If Employee fails to comply with Sections 6, 7(a) or 7(b) in a material respect, the Company may (i) cause any of Employee’s unvested Restricted Stock Units and related Dividend Equivalents to be cancelled and forfeited, (ii) refuse to deliver shares of stock in exchange for vested Restricted Stock Units, and/or (iii) pursue any other rights and remedies the Company may have pursuant to this Award Agreement or the Plan at law or in equity including, specifically, injunctive relief.

8.	Section 409A Compliance.
(a)
Purpose of this Provision. Section 409A of the Code imposes a number of requirements on “non-qualified deferred compensation” plans and arrangements. Based on regulations issued by the Internal Revenue Service, the Company has concluded that this Award of Restricted Stock Units is subject to Section 409A. As a result, unless the Plan and this Award Agreement are administered in compliance with Section 409A and the regulations, Employee will be required to pay an additional twenty percent (20%) tax (in addition to regular income taxes) on the compensation provided by this Award Agreement. In addition, under Section 409A additional interest will be payable.

(b)	Compliance with Section 409A. In order to assure compliance with Section 409A, no payment will be made prior to the earliest of Employee’s death, Disability or other Separation from Service.
(c)
Miscellaneous Payment Provisions. If the Company fails to make a payment (including a transfer of Stock), either intentionally or unintentionally, within the period required by Section 4, but the payment is made within the same calendar year, it will be treated as made within the period required by Section 4 pursuant to Treas. Reg. § 1.409A-3(d). In addition, if a payment is not made due to a dispute in payments, payments can be delayed in accordance with Treas. Reg. § 1.409A-3(g).

(d)
Restriction on Acceleration or Further Deferral. Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Award Agreement be accelerated or subject to a further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code.

(e)	No Elections. Employee does not have any right to make any election regarding the time or form of any payment due under this Award Agreement.
(f)
Compliant Operation and Interpretation. The Plan and this Award Agreement shall be administered in compliance with Section 409A and each provision of the Award Agreement and the Plan shall be interpreted, to the extent possible, to comply with Section 409A.

9.
Tax Withholding. Employee is responsible for any and all federal, state, and local income, payroll or other tax obligations or withholdings (collectively, the “Taxes”) arising out of this Award. Employee shall pay any and all Taxes due in connection with the vesting of any Restricted Stock Units by check or by having the Company withhold a sufficient number of shares of Stock to cover the tax and withholdings obligation. Employee shall pay any and all Taxes dues in connection with a payout of Stock by the Company withholding a sufficient number of shares of Stock from any payout to cover the tax and withholdings obligation. Concurrently with the return to the Company of an executed copy of this Agreement, Employee must return the attached form regarding tax withholding for the Restricted Stock Unit Award and the related Dividend Equivalent Award.

10.
Continued Employment. Nothing in the Plan or this Award Agreement shall be interpreted to interfere with or limit in any way the right of the Company or its Subsidiaries to terminate Employee’s employment or services at any time. In addition, nothing in the Plan or this Award Agreement shall be interpreted to confer upon Employee the right to continue in the employ or service of the Company or its Subsidiaries.

11.
Non-Transferability. Neither this Award nor any rights under this Award Agreement may be assigned, transferred, or in any manner encumbered except by will or the laws of descent and distribution, and any attempted assignment, transfer, mortgage, pledge or encumbrance except as herein authorized, will be void and of no effect.

12.
Definitions: Copy of Plan and Plan Prospectus. To the extent not specifically defined in this Award Agreement, all capitalized terms used in this Award Agreement will have the same meanings ascribed to them in the Plan. Employee will receive a copy of the Plan and the related Plan Prospectus. In the event of any conflict between the terms and conditions of this Award Agreement and the Plan, the provisions of the Plan shall control.

13.	Amendment. Except as otherwise provided in the Plan, this Award Agreement may be amended only by a written agreement executed by the Company and Employee.
14.
Severability. If a court of competent jurisdiction determines that any provision of this Award Agreement is invalid, then that invalidity shall not affect other provisions or applications that can be given effect without the invalid provision or application.

15.
Choice of Law. This Award Agreement will be governed by the laws of the State of Arizona, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Award Agreement to another jurisdiction.

An authorized representative of the Company has signed this Award Agreement as of the Date of Grant.

PINNACLE WEST CAPITAL CORPORATION

By:

Its:

EMPLOYEE

Name:

Signature:

Pinnacle West Capital Corporation
SUPPLEMENTAL RESTRICTED STOCK UNIT AWARD
FEDERAL TAX WITHHOLDING ELECTION FORM
(applies to Award Agreement dated 02/15/2011)
INFORMATION ABOUT YOU

Last	First	Middle Initial	Employee ID#
FEDERAL TAX WITHHOLDING ELECTION

To the extent permitted by law, I hereby elect Federal tax withholding of _____ percent (minimum may not be less than 25% and maximum may not exceed 35%)

PARTICIPANT NAME (PLEASE PRINT)

PARTICIPANT SIGNATURE	DATE

IMPORTANT NOTE:	Please complete and return this Election Form to Jennifer Mellegers at Mail Station 9996 by April 30, 2011.